EXHIBIT 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in the Prospectus, which is part of this Registration Statement on Form S-1 (Registration No. 33-150262). We hereby further consent to the use of information contained in our reports, dated as of October 31, 2007, February 8, 2008 and February 15, 2008, relating to estimates of coal reserves, non-reserve coal deposits, and our report dated as of December 14, 2007, relating to estimates of coal reserves, non-reserve coal deposits, limestone reserves and non-reserve limestone deposits.

Marshall, Miller & Associates, Inc.

By:	/s/ John E. Feddock
John E. Feddock, P.E.
Senior Vice President

Dated: June 19, 2008